EXHIBIT 99.1

    LeCroy Posts 83% Operating Income Growth on 29% Year-over-Year
                         Increase in Revenues

    CHESTNUT RIDGE, N.Y.--(BUSINESS WIRE)--Oct. 20, 2004--

    Company Ships Record Number of Oscilloscopes and Capitalizes on Strong End Market Demand from all Geographies and Business Sectors

    LeCroy Corporation (NASDAQ: LCRY), a leading supplier of oscilloscopes and serial data test solutions, today announced financial results for its first quarter of fiscal 2005 ended September 30, 2004. The first quarter of fiscal 2005 was a 14-week period compared with a 13-week period for the first quarter of fiscal 2004. The highlights of the Company's year-over-year financial performance for the first quarter of fiscal 2005 are as follows:

    -- Orders increased 25 percent to $34.6 million from $27.7 million.

    --  Revenues grew 29 percent to $35.5 million from $27.4 million.

    --  Gross margins increased to 58.4 percent from 57.0 percent.

    -- Operating income increased by 83 percent to $3.7 million from $2.0 million.

    -- Net income applicable to common stockholders for the first quarter of fiscal 2005 increased to $0.19 per diluted share from a loss of ($0.63) per diluted share in the first quarter of 2004. In the year-earlier quarter, the Company spent $23.0 million to repurchase 500,000 shares of Series A Redeemable Convertible Preferred Stock, resulting in charges of $370,000 for transaction costs and $7.7 million against net income for the redemption premium paid to repurchase these shares.

    -- On a pro forma basis, the Company increased operating income by 105 percent to $4.1 million, excluding the effects of a $447,000 non-cash charge for the amortization of unearned compensation related to long-term incentives.

    -- On a pro forma basis, LeCroy's net income increased to $0.21 per diluted share compared with a net loss of ($0.63) per diluted share in the first quarter last year. The Company's pro forma net income per diluted share excludes the per share effects of the first-quarter fiscal 2005 non-cash charge for the amortization of unearned compensation related to long-term incentives and related tax effects.

    The pro forma results are a supplement to financial statements based on GAAP. The Company believes this presentation provides investors with additional insight into its underlying results because of the materiality of significant non-cash charges related to long-term incentives compared to its first quarter last year and because the Company expects these charges to continue throughout fiscal 2005. For more information on LeCroy's use of pro forma results, please refer to the section entitled Use of Non GAAP Financial Measures at the end of this Press Release.

    Comments on the First Quarter

    "LeCroy continued its momentum going into fiscal 2005 with its strongest first-quarter financial performance in Company history," said President and Chief Executive Officer Tom Reslewic. "Demand was robust for all of our products throughout the quarter from all geographies and business sectors. Our orders grew 25 percent from the same period last year, and we increased gross margins to 58.4 percent, which represented our eighth consecutive quarter of year-over-year gross margin growth. Pro forma operating margins increased to nearly 12% compared to about 7% a year ago demonstrating the strong operating leverage in our business model."
    "Sales of our Serial Data Analyzer units increased 25% from a year ago to a record level, reflecting our strategy to focus on the emerging market for serial data test solutions," stated Reslewic. "As part of that strategy, our first quarter was highlighted by our definitive agreement to acquire Computer Access Technology Corporation
(CATC) (NASDAQ:CATZ)."
    "In our end markets, we saw continued strong demand from the Computer market and a surge in sales to Automotive and Industrial accounts, mainly driven by our new serial data solutions for automotive CAN BUS applications," continued Reslewic. "While sales of high-end scopes to the Data Storage market declined year-over-year, we saw significant increases in sales to the Telecom and Educational markets."
    "While the Data Storage market in the U.S. was soft, we recorded our ninth consecutive quarter of year-over-year order growth in North America," added Reslewic. "Orders in this region increased 14 percent from the first quarter of fiscal 2004. European orders grew 42 percent over the prior-year quarter, largely driven by the popularity of our WaveRunner and WaveSurfer products. In fact, European orders rose to a record level for a summer quarter, which is typically seasonally slow. We also experienced a 21 percent year-over-year increase in the Asia Pacific region, reflecting strong order patterns in Korea and Japan."
    "The WaveSurfer, our low-end product line launched last spring, has surpassed our expectations and enabled us to sell 82% more oscilloscope units in our summer quarter than we sold in the same quarter last year," Reslewic stated. "The WaveRunner line, upgraded to "A" versions earlier this month, continues to lead all of our product lines in terms of revenues and profits. The new WaveRunner 6000A products incorporate significant enhancements in display, processing, performance and productivity."
    "We have demonstrated our ability to boost the margins in our business while increasing our sales of low and mid-range oscilloscopes," Reslewic continued. "This dramatic increase in unit sales has a profound impact on LeCroy's brand awareness and reach in the market. With our low- and mid-range products quite fresh and profitable, we are anticipating continued strong growth opportunities as we head into a new product cycle at the high end during the next few quarters. Our future Wide-Band Oscilloscopes and Ultra-Wide-Band Oscilloscopes will set the pace for making the critical signal integrity measurements that are of fundamental importance to today's serial data systems designers."

    CATC Acquisition Update

    On September 2, LeCroy and CATC announced that their boards of directors unanimously approved a definitive agreement for LeCroy to acquire all of the outstanding common stock of CATC for $6.00 per share, or approximately $81 million in net cash. CATC provides the computer and data storage markets with comprehensive solutions for testing and verifying serial data communications protocols. CATC has scheduled a shareholders meeting on October 27, 2004 to approve the transaction.
    "CATC adds a powerful growth engine to LeCroy," added Reslewic. "This transaction enables us to capitalize on the increasing demand for serial data test solutions, leverage our global direct technical sales force, further extend our dominance in the data storage market, increase our penetration in the computer market, significantly expand our gross margins and pro forma operating margins and further boost our cash generation capabilities. We believe that we are catching CATC at exactly the right time in its evolution, and expect this business to have an immediate effect on LeCroy's growth and operating performance."

    Business Outlook and Financial Guidance

    "The trends in our markets are clear," continued Reslewic. "Growing consumer demand for digital audio and video imaging, combined with pressure on design engineers to improve throughput and reduce costs, are creating tremendous opportunities for LeCroy."
    "For the second quarter of fiscal 2005 our financial guidance assumes approximately two months of operating results from CATC. We anticipate second-quarter fiscal 2005 revenues to increase by about 30% year-over-year to a range of approximately $38 to $40 million. We expect pro forma operating income in the range of $4.6 to $5.3 million, excluding the effect of long-term incentives and the amortization of acquisition-related intangibles and other CATC transaction-related expenses. These expectations should result in pro forma operating margins of about 13%," concluded Reslewic.

    Conference Call Information

    LeCroy Corporation will conduct a conference call to discuss the information contained in this news release today, Wednesday, October 20, 2004 at 10:00 a.m. (ET). Investors who want to hear a webcast of the call should log onto www.lecroy.com and select "Investor Relations" at least 15 minutes prior to the broadcast. Investors should then follow the instructions provided to assure that the necessary audio applications are downloaded and installed.

    About LeCroy Corporation

    LeCroy Corporation is a worldwide leader in serial data test solutions, creating advanced instruments that drive product innovation by quickly measuring, analyzing and verifying complex electronic signals. The Company's core products are high-performance oscilloscopes and Serial Data Analyzers (SDAs) used by design engineers in the computer and semiconductor, data storage device, automotive and industrial, and military and aerospace markets. LeCroy's 40-year heritage of technical innovation is the foundation for its recognized leadership in "WaveShape Analysis" -- capturing, viewing and measuring the high-speed signals that drive today's information and communications technologies. The Company meets a broad spectrum of customer needs with four product families distributed primarily through a worldwide direct sales organization. LeCroy is headquartered in Chestnut Ridge, New York. Company information is available at http://www.lecroy.com.

    Safe Harbor

    This release contains forward-looking statements, including those pertaining to the Company's business outlook and financial guidance for the second quarter of fiscal 2005, LeCroy's agreement to acquire CATC, growth opportunities, trends in its markets, its ability to capitalize on the demand for serial data test instruments, its ability to introduce new products that enhance its leadership position in serial data analysis, leverage its sales force, strengthen its dominant position in the data storage market, increase its penetration into the computer market, significantly expand its gross margins and operating margins, expand its cash generation capabilities and the opportunities to further enhance LeCroy's financial performance. All such forward-looking statements are only estimates of future results, and there can be no assurance that actual results will not materially differ from expectations. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties including, without limitation, volume and timing of orders received, changes in the mix of products sold, competitive pricing pressure, the Company's and CATC's ability to anticipate changes in the market, the availability and timing of funding for the Company's and CATC's current products, the development of future products and the Company's and CATC's ability to use intellectual property and protect its patent portfolio. LeCroy undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Further information on potential factors that could affect LeCroy Corporation's business is described in the Company's reports on file with the SEC.

    Use of Non GAAP Financial Measures

    Certain disclosures in this press release include "non-GAAP (Generally Accepted Accounting Principles) financial measures." A non-GAAP financial measure is defined as a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the Consolidated Balance Sheets or Consolidated Statements of Operations of the Company.
    We define pro forma operating income as operating income as reported under GAAP less the amortization of unearned compensation related to long-term incentives. Pro forma operating income is not a substitute for GAAP operating income.
    We define pro forma net income per diluted common share as net income (loss) per common share applicable to common stockholders as reported under GAAP less the per share effects of the amortization of unearned compensation related to long-term incentives, net of tax. Pro forma net income per diluted common share is not a substitute for GAAP net income (loss) per diluted common share applicable to common stockholders.
    Pro forma operating income and pro forma net income per diluted common share, as we defined them, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define pro forma operating income and pro forma net income per diluted common share in the same manner.
    A full reconciliation between the pro forma and GAAP results is included in the accompanying financial data.

    Condensed Financial Information Follows . . .


                          LeCROY CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                              (UNAUDITED)


                                             Three months ended
                                         September 30,  September 30,
In thousands, except per share data          2004            2003
----------------------------------------------------------------------
                                          (14 weeks)      (13 weeks)

Revenues:
    Oscilloscopes and related products        $32,316         $24,605
    Service and other                           3,189           2,814
                                        --------------  --------------
         Total revenues                        35,505          27,419

Cost of sales                                  14,773          11,799
                                        --------------  --------------
         Gross profit                          20,732          15,620

Operating expenses:
    Selling, general and administrative        12,310           9,921
    Research and development                    4,736           3,684
                                        --------------  --------------
         Total operating expenses              17,046          13,605

Operating income                                3,686           2,015

Other (expense), net                              (32)           (322)
                                        --------------  --------------
         Income before income taxes             3,654           1,693
Provision for income taxes                      1,352             626
                                        --------------  --------------
         Net income                             2,302           1,067

Redemption of convertible preferred
 stock                                              -           7,665
                                        --------------  --------------
Net income (loss) applicable to common
 stockholders                                  $2,302         $(6,598)
                                        ==============  ==============

Net income (loss) per common share applicable
 to common stockholders:
              Basic                             $0.20          $(0.63)
              Diluted                           $0.19          $(0.63)

Weighted average number of common shares:
              Basic                            11,612          10,414
              Diluted                          12,177          10,414


                          LeCROY CORPORATION
                RECONCILIATION OF REPORTED GAAP RESULTS
                         TO PRO FORMA RESULTS
                              (UNAUDITED)

                                               Three months ended
                                          September 30,  September 30,
In thousands, except per share data           2004           2003
-------------------------------------------------------  -------------
                                           (14 weeks)     (13 weeks)

GAAP operating income, as reported              $3,686         $2,015

Pro forma adjustments:
   Amortization of unearned compensation
    related to long-term incentives                447              -

                                          -------------  -------------
Pro forma operating income                       4,133          2,015
                                          =============  =============



                                          -------------  -------------
                                               Three months ended
                                          September 30,  September 30,
In thousands, except per share data            2004           2003
-------------------------------------------------------  -------------
                                           (14 weeks)     (13 weeks)

Net income (loss) per common share:

  Diluted


  GAAP as reported                               $0.19         $(0.63)
  Pro forma adjustments                           0.02
                                          -------------  -------------

  Pro forma net income per diluted common
   share                                         $0.21         $(0.63)
                                          =============  =============

Weighted average number of common shares:
      Diluted                                   12,177         10,414


                          LeCROY CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                              (UNAUDITED)


                                              September 30,  June 30,
In thousands                                      2004         2004
----------------------------------------------------------------------


                   ASSETS
Current assets:
         Cash and cash equivalents               $28,891      $28,566
         Marketable securities                     9,570        9,534
         Accounts receivable, net                 24,624       24,675
         Inventories, net                         25,146       21,978
         Other current assets                     12,002       11,921
                                             ------------  -----------
                  Total current assets           100,233       96,674

Property and equipment, net                       19,433       19,778
Other assets                                      14,203       13,341
                                             ------------  -----------

TOTAL ASSETS                                    $133,869     $129,793
                                             ============  ===========

    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
         Current portion of capital lease           $111         $107
         Accounts payable                         12,547       12,097
         Accrued expenses and other current
          liabilities                             15,096       14,554
                                             ------------  -----------
                  Total current liabilities       27,754       26,758

Deferred revenue and other non-current
 liabilities                                       1,751        1,427
                                             ------------  -----------
                  Total liabilities               29,505       28,185

Stockholders' equity                             104,364      101,608
                                             ------------  -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY      $133,869     $129,793
                                             ============  ===========

    CONTACT: LeCroy Corporation
             Scott D. Kantor, 845-425-2000
             Vice President, Finance